Exhibit 10.486

SECOND
AMENDMENT TO AGREEMENT

This SECOND AMENDMENT TO AGREEMENT (the “Amendment”) is made and entered into as of the 20th day of December 2004, by and between FFI AMERICAN MARKET FUND, L.P., a Georgia limited partnership (“Seller”) and Inland Real Estate Acquisitions, Inc. (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated December 9, 2004 as amended by Amendment to Agreement dated December 14, 2004 (collectively, the “Agreement”), for the sale and purchase of the following properties: Green’s Corner located in Cumming, Georgia; Newton Crossroads located in Covington, Georgia; and Stilesboro Oaks located in Acworth, Georgia, each as legally described by the Agreement (collectively, the “Property”).

WHEREAS, Purchaser and Seller have mutually agreed to amend certain provisions of the Agreement.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller agree as follows:

1.               In accordance with Section 2.3 of the Agreement, Purchaser has notified Seller of its title objections to the Title Commitment and to the Surveys for Green’s Corner and Newton Crossroads in that certain title objection letter dated December 17, 2004 (the “Title Objection Letter”).  Notwithstanding the foregoing, Seller and Purchaser agree that Purchaser shall retain its rights to object solely to title matters first raised on the Survey for Stilesboro Oaks through December 22, 2004 at 5:00 p.m. (EST), and in the event that Purchaser has not obtained the Survey for Stilesboro on or before such date and time, Purchaser shall have the right to terminate the Agreement in accordance with Section 2.3.

2.               In accordance with Section 2.3 of the Agreement, Seller shall respond in writing to Purchaser’s Title Objection Letter on or before December 22, 2004, but Seller retains the right to respond to any title objections raised by Purchaser with respect to the Survey for Stilesboro Oaks through December 23, 2004 at 5:00 p.m. (EST).

3.               This Second Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one agreement.  Each person executing this Second Amendment represents that such person has full authority and legal power to do so and bind the party on whose behalf he or she has executed this Second Amendment.  Any counterpart to this Second Amendment may be executed by facsimile copy and shall be binding on the parties.

Except as modified herein, the Agreement shall remain unmodified and in full force and effect.

[signatures on following page]

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Seller:

FFI AMERICAN MARKET FUND, L.P. a
Georgia limited partnership

	By:	FFI REAL ESTATE USA, LLC, A Georgia limited liability company, its general partner

		By:	/s/ Robert Cancelliere
		Name:	Robert Cancelliere
		Title:	President

Purchaser:

INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation

By:		/s/ G. Joseph Cosenza
Name:	G. Joseph Cosenza
Title:	President

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AMENDMENT TO AGREEMENT

This AMENDMENT TO AGREEMENT (the “Amendment”) is made and entered into as of the 14th day of December 2004, by and between FFI AMERICAN MARKET FUND, L.P., a Georgia limited partnership (“Seller”) and Inland Real Estate Acquisitions, Inc. (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated December 9, 2004 (the “Agreement”), for the sale and purchase of the following properties: Green’s Corner located in Cumming, Georgia; Newton Crossroads located in Covington, Georgia; and Stilesboro Oaks located in Acworth, Georgia, each as legally described by the Agreement (collectively, the “Property”).

WHEREAS, Purchaser and Seller have mutually agreed to amend certain provisions of the Agreement.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:

1.               Purchaser approves of its due diligence investigations of the Property subject to Seller exercising its commercially reasonable efforts to deliver the following information to Purchaser prior to the date of Closing: (i) items 4, 5, 7, 12, 13, 15, 26, and 28 described by a letter dated December 2, 2004 from Robert Brinkman (copy attached) to Bridget O’Donnell, and (ii) Kroger CAM quarterly statements for 2003; and (iii) explanation of delinquencies re GNC and Buck’s Pizza; and (iv) GNC-2002 & 2003 CAM and Tax Reconciliation.

2.               Seller and Purchaser further agree that at Closing, Seller shall pay to Purchaser by separate check from Seller’s net proceeds of sale, the following: (i) $230,802; (ii) $20,000; (iii) $7,000; and (iv) $11,500 all for various repairs to the Property.

3.               Purchaser reserves its rights in regard to Survey and Title as described in Section 2.3 of the Agreement.

4.               This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one agreement.  Each person executing this Amendment represents that such person has full authority and legal power to do so and bind the party on whose behalf he or she has executed this Amendment.  Any counterpart to this Amendment may be executed by facsimile copy and shall be binding on the parties.

Except as modified herein, the Agreement shall remain unmodified and in full force and effect.

Seller:

FFI AMERICAN MARKET FUND, L.P. a
Georgia limited partnership

	By:	FFI REAL ESTATE USA, LLC, A Georgia limited liability company, its general partner

		By:	/s/ Robert Cancelliere
		Name:	Robert Cancelliere
		Title:	President

Purchaser:

INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation

By:
Name:	G. Joseph Cosenza
Title:	President

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Inland Real Estate Acquisitions, Inc. 2901 Butterfield Road Oak Brook, IL 60623 Phone: (630) 218-4908 Fax: 4935 www.inlandgroup.com

December 2, 2004
EMAIL

Ms. Bridget O’Donnell Investment Sales Maxwell Properties, Inc. 6017 Sandy Springs Circle Atlanta, GA 30328

RE:                          Kroger Portfolio
Atlanta, GA

Dear Bridget:

We have completed our comprehensive file and lease review and have the following comments and questions, and need for additional information on each property.

Green’s Corner

1.                                       Kroger – We are missing the LEASE dated 1/23/98 and Exhibit B to the LEASE AGREEMENT.  (We did receive Exhibit A today.)

You had previously responded to a similar request by resending the LEASE AGREEMENT which we already had.  The Kroger lease consists of both parts.

2.                                       Mailboxes, Etc. – Exhibit J is an addendum which indicates the Guarantor is Peachtree Etc., Inc. We need a copy of the Guaranty Agreement.  Is this Guarantor in addition to the one shown in Exhibit F, or a replacement guarantor?

Exhibit J also indicates the space to be 1,324 5F, but the rent roll shows 1,320 SF.  Note that the Exhibit J states that the addendum prevails over the lease.

3.                                       Subway – We are missing Exhibit B.

4.                                       KB’s BBQ – We need sales figures for 2003.

5.                                       Golden Palace – We need sales figures for 2003.

Newton Crossroads

6.                                       Washington Mutual – The expiration date on the rent roll appears incorrect.  Based on the lease, it should be 4/30/07. Also note that the future rent dates and rent increases are not shown on the rent roll.

7.                                       GNC – We are missing the top of virtually all pages of the original lease. Can you see if you can get us a more complete copy of the original lease (the sublease is OK)?

We are missing sales reports for 2003 and 12/02 and 3/01.

8.                                       Subway – The remainder of the co-tenancy provision in Section 4 appears to be missing.  Would you please check into this?

9.                                       H&R Block – This lease expires 1/31/05.  Although there is a special extension provision extending the lease to 4/30/05, in the case that the lease is not renewed, has this lease been renewed? Are renewal terms being negotiated?

10.                                 Just New Releases – We are missing page 7 of the lease.

11.                                 Great Clips – We need the document extending the term from 7/1/02 to 6/30/07.  In a previous request, you provided us with an Estoppel/ Amendment, but that only extended the lease to 6/12/02.

12.                                 Daily Nails – The sales reports for 2002, 2003 and 2004 are incomplete (missing various months).  Please provide the missing information.

13.                                 Best Cleaners – Section 5 of the Special Stipulations state that the tenant is to provide the landlord with a copy of a Limited Pollution Liability Policy with a $1 Mil limit.  Please forward a copy for our review.

Exhibit I – Special Stipulations – We are missing some pages as we only have the first page.

Please provide tenant sales figures for at least 2002, 2003 and 2004 YTD.

Stilesboro Oaks

14.                                 Clothing Care Cleaners – The insurance provision does not require this tenant to carry environmental liability insurance; however, Section 13.2 (f) permits the landlord to require the tenant to carry other insurance as the landlord deems prudent.  Has such insurance been required of the tenant?

15.                                 We are missing the following tenant sales reports.

•                  Clothing Care – 6/03 – 9/03

•                  GNC – 2003; 1/02, 12/02; l/0l – 3/01

•                  Gondoller Pizza – 10/03

•                  Great Clips – 2002 and 10/03

•                  Mailboxes, Etc. – 2002 (except 3/02 – 6/02); 2003 and 2004 YTD

•                  Mr. Wonton – 7/03 and 12/03; 1/04 and 9/04

•                  Vintage Bottle – 3/02, 4/02, 6/02, 10/02, 11/02 and 6/03 – 12/03

Applies to All Three Properties

We are in need of the following items from our due diligence checklist for each property.

16.                                 Updated/Corrected Rent Rolls

17.                                 Rent Commencement Date Letters

•                  Green’s – Buck’s Pizza and KB’s BBQ

•                  Stilesboro – Tae Kwon Do and Subway

18.                                 Last three year’s bills for insurance on each center

19.                                 Copies of actual tenant invoices for the 2003 CAM / Tax / Insurance Reconciliations

20.                                 2004 YTD Tenant Ledgers indicating at least the current monthly amounts paid by each tenant for CAM / Tax / Insurance plus a YTD balance paid by each tenant

21.                                 11/30/04 Delinquency Report

22.                                 Service Agreements –

•                  Fire / Sprinkler Alarm Monitoring and Maintenance

•                  Cleaning / Sweeping / Porter

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•                  Exterminating

•                  Landscaping

•                  Scavenger / Dumpsters (We received this for Green’s only)

23.                                 Copies of one month’s invoices for recurring contractual operating expenses (for above service agreements)

24.                                 Copies of invoices for various significant (over $1,000) expense items (repairs, maintenance, contractual)

25.                                 Copies of all roof warranties and other warranties that may exist

26.                                 Current Tenant Contact List

27.                                 Certificates of Insurance

•                  Green’s – McDonalds (Building and General Liability), Cumming Nall & Tan, Subway (expired 11/14/04), and Great Clips (expired 11/13/04)

•                  Newton – GNC, Great Clips, Peking Chinese, Daily Nails (expired 8/15/04)

•                  Stilesboro – Subway and Vintage Bottle Shop

28.                                 Current Property Liability and Umbrella Insurance Policies, or Certificate of Insurance summarizing coverages

29.                                 Certificates of Occupancy

•                  Green’s – Subway, Bucks Pizza, KB’s BBQ, Great Clips

•                  Newton – H&R Block, Just New Release

•                  Stilesboro – We have received only the Tae Kwon Do C/O.

30.                                 Building Plans and Specifications

31.                                 Tenant Estoppels – Please be cautious to utilize the form which is attached to the Purchase Agreement.

Thank you for your assistance.  I look forward to working closely with you on these transactions.

If you have any questions, you can contact me at (630) 218-4909 or via email at rbrinkman@inlandgroup.com.

Sincerely,

INLAND REAL ESTATE ACQUISITIONS, INC.

/s/ Robert W. Brinkman
Robert W. Brinkman
Due Diligence Officer

cc: Joe Cosenza, Charles Benvenuto, Vicki Yates, Andrew Viola, Matt Swanson

/kek

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PURCHASE AND SALE AGREEMENT

BETWEEN

FFI AMERICAN MARKET FUND, L.P.,
a Georgia limited partnership

AS SELLER,

AND

INLAND REAL ESTATE ACQUISITIONS, INC.,

an Illinois corporation

AS PURCHASER

As of December 9, 2004

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of December 9, 2004 (the “Effective Date”), by and between FFI AMERICAN MARKET FUND, L.P., a Georgia limited partnership (“Seller”), and INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation (together with its assignee identified pursuant to the terms of Section 11.3 hereof, collectively, “Purchaser”).

CHICAGO TITLE & TRUST COMPANY, a Missouri corporation (“Escrow Agent”), and MAXWELL PROPERTIES INC., a Georgia licensed real estate broker (“Broker”) are parties to this Agreement for the limited purposes set forth herein.

WITNESSETH:

ARTICLE 1

PURCHASE AND SALE

1.1                                 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a) those certain tracts or parcels of land more particularly described on Exhibit A attached hereto and made a part hereof (collectively, the “Land”), together with all and singular rights and appurtenances pertaining thereto, including all right, title and interest of Seller (if any) in and to adjacent streets, alleys or rights-of-way.

(b) the buildings, structures, fixtures and other improvements on the Land (collectively, the “Improvements”; the Land and the Improvements being hereinafter sometimes collectively referred to as the “Real Property”).  The separately named facilities comprising the Real Property are listed on Exhibit A-1 attached hereto (each, a “Project”).

(c) all of Seller’s right, title and interest (if any) in, to and under all tangible personal property upon the Land or within the Improvements (collectively as the “Tangible Personal Property”), including specifically, without limitation, appliances, equipment, furniture, carpeting, draperies and curtains, tools and supplies, and other items of tangible personal property owned by Seller and used exclusively in connection with the operation of the Land and the Improvements, but excluding (i) cash and cash equivalents, (ii) computer software and computer files, (iii) personal property owned by tenants under the Leases and their respective employees, (iv) any items leased to Seller, and (v) all brochures, advertising copy, promotional materials, manuals, reports, portfolios, binders, training materials and other such items.

(d) all of Seller’s right, title and interest in and to all agreements listed and described on Exhibit B (the “List of Leases”) attached hereto and made a part hereof,

pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (collectively, the “Leases”).

(e) all of Seller’s right, title and interest in, to and under (i) the Designated Service Contracts (as defined in Section 5.7(b) of this Agreement), (ii) all assignable existing warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Improvements or the Tangible Personal Property, (iii) all governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Seller and pertaining to the Real Property or the Tangible Personal Property, but only to the extent that such permits, licenses and approvals are assignable and only to the extent that such permits, licenses and approvals relate to the Real Property or the Tangible Personal Property as opposed to other property of Seller and (iv) subject to Section 1.7 hereof, the shopping center names Stilesboro Oaks, Green’s Corner and Newton Crossroads (collectively, the “Intangible Property”).

1.2                                 Property Defined. The Land, the Improvements, the Tangible Personal Property, the Leases and the Intangible Property are hereinafter sometimes referred to collectively as the “Property.”

1.3                                 Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article 2 hereof (herein referred to collectively as the “Permitted Exceptions”).

1.4                                 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total purchase price of THIRTY-FIVE MILLION FOUR HUNDRED EIGHTY THOUSAND AND NO/100 DOLLARS ($35,480,000.00) (the “Purchase Price”).

1.5                                 Payment of Purchase Price. The Purchase Price, as adjusted by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account of Escrow Agent designated by Escrow Agent in writing to Purchaser prior to the Closing (“Escrow Agent’s Account”), and, as adjusted by prorations and adjustments as herein provided, shall be subsequently payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Escrow Agent prior to the Closing.

1.6                                 Earnest Money. On the date hereof, Purchaser shall deposit with the Chicago, Illinois office of Escrow Agent the sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the “Earnest Money”) in good funds, either by certified bank or cashier’s check or by wire transfer of immediately available funds.  The Escrow Agent shall invest the Earnest Money pursuant to Purchaser’s directions and in accordance with the terms and conditions of Article 10.  All interest accruing and other income earned on such sum shall be the property of Purchaser in all events and shall not become a part of the Earnest Money.  If Purchaser fails to deliver the Earnest Money to the Escrow Agent within the time period specified above, Seller shall be entitled to terminate this Agreement (until such time as Purchaser has deposited the Earnest Money with Escrow Agent), and upon such termination, neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.  In any event, if Purchaser is entitled to have the Earnest Money returned to Purchaser pursuant to any provision of this Agreement, One Hundred Dollars ($100.00) of the Earnest Money shall nevertheless be paid to Seller as good and sufficient consideration for entering into this Agreement.  Time is of the essence for the delivery of the Earnest Money.

1.7                                 Shopping Center Name. Seller acknowledges that after Closing, Purchaser shall be entitled to use the names of the Projects set forth on Exhibit A-1 as part of its names for the respective Improvements to the same extent Seller was so entitled; provided, however, Seller makes no representation or warranty as to any right to use such names or any other names used in connection with the Improvements.  This Section 1.7 shall survive the Closing.

ARTICLE 2

TITLE AND SURVEY

2.1                                 Title Examination; Commitment for Title Insurance.  No later than the Title Objection Deadline (as hereinafter defined), Purchaser shall obtain from Escrow Agent (in its capacity as agent for the title insurer, sometimes hereinafter referred to as the “Title Company”), at Purchaser’s expense, commitments for owner’s polices of title insurance (collectively, the “Title Commitments”) covering each Project comprising the Real Property, and shall deliver to Seller a copy of such Title Commitments, together with legible copies of all instruments referred to therein.

2.2                                 Survey.  On or before the Title Objection Deadline, Purchaser may obtain, at Purchaser’s expense, ALTA/ACSM surveys of each Project comprising the Real Property prepared by a licensed Georgia surveyor, and shall deliver three (3) copies of any such surveys to Seller and to the Title Company.  Such surveys shall constitute the “Surveys” hereunder.  For purposes of the Deeds to be delivered to Purchaser at the Closing, the legal descriptions of the Property shall be the legal descriptions by which Seller acquired the Property, copies of which are attached hereto as Exhibit A, less and except any rights-of-way or other conveyances previously made by Seller.  If the metes and bounds description drawn from any Survey reflects a legal description different from the corresponding legal description attached hereto as a portion of Exhibit A, Seller shall also deliver a quit claim deed for such portion of the Property at Closing containing the legal description drawn from the Survey.

2.3                                 Title Objections; Cure of Title Objections.  Purchaser shall have until December 20, 2004 (the “Title Objection Deadline”) to notify Seller, in writing, of such objections as Purchaser may have to the Title Commitments or the Surveys, other than the Permitted Exceptions described in Section 2.4 hereof.  In the event that Purchaser has not received one or more of the Surveys prior to December 20, 2004, Purchaser shall have the right to terminate this Agreement as of December 20, 2004 by delivering written notice of such termination to Seller on said date, in which event the Earnest Money shall immediately be returned to Purchaser in accordance with Section 1.6 of this Agreement, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.  Any item contained in the Title Commitments or any matter shown on the Surveys to which Purchaser does not object on or before the Title Objection Deadline shall be deemed a “Permitted Exception”.  In the event Purchaser shall notify Seller of objections to title or to matters shown on the Surveys on or before the Title Objection Deadline, Seller shall have the right, but not the obligation, to cure such objections.  On or before December 22, 2004, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections (and Seller’s failure to provide such a notice shall be deemed an election by Seller not to cure any such objection).  If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2 hereof, Seller shall use commercially reasonable efforts to attempt to remove, satisfy or cure the same.  For this purpose Seller shall be entitled to a reasonable extension of the Closing if additional time is required, but in no event shall the extension extend for more than thirty (30) days.  If Seller elects (or is deemed to have elected) not to cure any valid objections specified in Purchaser’s notice, or if Seller fails or is unable to effect a cure prior to Closing (or any date to which the Closing had been extended), Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall immediately be returned to Purchaser in accordance with Section 1.6 of this Agreement, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.  If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection, or if Seller is deemed to have elected not to cure any title objections, or if Seller notifies Purchaser of Seller’s intent to cure any objection and Seller later notifies Purchaser that Seller has failed or will be unable to effect a cure thereof, Purchaser shall, within two (2) days after receiving Seller’s notice, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) above or to terminate this Agreement under clause (ii) above (with Purchaser’s failure to provide such a notice deemed an election by Purchaser to accept conveyance under clause (i) above). Notwithstanding anything contained herein to the contrary, Seller shall be obligated at Closing to discharge (a) all mortgages of Seller (regardless of whether Purchaser objects to such mortgages) and (b) all undisputed monetary liens arising by, through or under Seller. The term “mortgage” as used herein includes any mortgage, deed of trust, deed to secure debt and similar security instrument securing an indebtedness of Seller and encumbering the Property or any portion thereof; the terms “discharge” and “discharged” as used herein include compliance with a statutory bonding procedure that has the legal effect of removing the mortgage or item as a lien on the Property or otherwise allows the mortgage or item to be removed from the title exceptions in the Title Policies.

2.4                                 Conveyance of Title.  At Closing, Seller shall convey and transfer the Property to Purchaser.  It shall be a condition to Purchaser’s obligation to close this transaction that title to the Real Property conveyed and transferred to Purchaser shall be such title to the Real Property as will enable the Title Company to issue to Purchaser its extended coverage owner’s policies of title insurance, together with such endorsements as required by Purchaser (the “Title Policies”)

covering each Project comprising the Real Property, collectively in the full amount of the Purchase Price, subject to the following matters, which shall be deemed to be Permitted Exceptions:

(a)                                  the rights of tenants under the Leases described in the List of Leases and any new Leases entered into between the Effective Date and Closing and (if required) approved by Purchaser in accordance with the terms of this Agreement;

(b)                                 the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(c)                                  local, state and federal laws, ordinances or governmental regulations, including but not limited to, building, zoning and land use laws, ordinances and regulations, now or hereafter in effect relating to the Property;

(d)                                 all matters shown in Schedule B of the Title Commitments, subject to the provisions of Section 2.3 of this Agreement or as otherwise expressly provided in this Agreement;

(e)                                  additional items, if any, appearing of record or shown on the Surveys, except to the extent Seller agrees to cure any such matters pursuant to Section 2.3 or 2.5 hereof; and

(f)                                    additional items, if any, approved by Purchaser pursuant to Section 2.6 hereof.

2.5                                 Pre-Closing “Gap” Title Defects.  Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company or the Surveyor and first arising between (a) the effective date of the applicable Title Commitment and (b) the date on which the transaction contemplated herein is scheduled to close; provided, however, that Purchaser must notify Seller of any such objections within the earlier of (x) the date that is three (3) business days after Purchaser’s first receipt of an updated title commitment, updated survey or written notice from Seller (whichever first provides notice) of the condition giving rise to any such objection and (y) the date that is five (5) days before the Closing Date.  With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser on or before the Title Objection Deadline.  If Seller elects to attempt to cure any such matters, Seller shall have the right, at its election, to extend the date for Closing by a reasonable additional time to effect such a cure, but in no event shall the Closing be extended for more than thirty (30) days.

2.6                                 Seller’s Covenant Not to Encumber.  Seller agrees that, between the Effective Date and the Closing Date, Seller will not sell, assign, rent, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any part thereof or estate therein) in any manner that will survive Closing, except as approved in writing by Purchaser or as expressly provided in this Agreement.  Notwithstanding the foregoing, Seller shall have the right to (i) continue leasing the Property in the manner described in Section 5.4(b) hereof, and (ii) amend or enter into service contracts in the manner described in Section 5.4(g) hereof.

ARTICLE 3

INSPECTION PERIOD

3.1                                 Right of Inspection.

(a) Beginning on November 5, 2004 and continuing thereafter so long as this Agreement remains in full force and effect, Purchaser shall have the right to examine at such place or places at the Property, in the offices of the property manager or elsewhere as the same may be located, any operating files maintained by Seller or its property manager in connection with the leasing, maintenance and/or management of the Property, including, without limitation, the Leases, lease files, service contracts, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property and similar materials, but excluding materials not directly related to the leasing, maintenance, and/or management of the Property, such as Seller’s internal memoranda,  financial projections, insurance policies, operating budgets, appraisals, accounting and tax records and similar proprietary or confidential information.

(b) Seller delivered to Purchaser copies of the items listed on Exhibit H attached hereto and by this reference incorporated herein (the “Property Information”) on November 4, 2004, to the extent the same were in Seller’s possession, and Purchaser hereby acknowledges receipt of said items.

(c) During the term of the Agreement, Purchaser and its agents, representatives, contractors and consultants (collectively, the “Purchaser Parties”) shall, upon twenty-for (24) hours prior telecopy notice to Seller c/o Bill Worthington at Maxwell Properties (Fax No. 404-255-3382; Phone No. 404-255-3001) have the right to enter upon the Property during regular business hours for the purpose of conducting such investigations of the Property (collectively, “Inspections”) as Purchaser may reasonably require, and which are reasonably approved by Seller; provided that, Seller shall have the opportunity to have one of its representatives accompany Purchaser on each such entry; and provided further that all such inspections shall be subject to the rights of tenants under the Leases.  Any and all such Inspections shall be done at Purchaser’s sole cost and expense.  The Inspections shall not damage the Property in any respect, shall not interfere with the rights or operations of any tenants of the Property, shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations and, unless Purchaser obtains the prior written consent of Seller, which may be granted or withheld in Seller’s sole discretion, shall not be invasive in any respect (specifically, for example, Purchaser shall not conduct any soil borings, test pits, groundwater testing, or other Phase II or Phase III environmental testing or any testing relating to the operation of any dry cleaner without prior approval of Seller).  Prior to conducting any environmental testing of the Property, including Phase I testing, Purchaser shall obtain Seller’s prior approval of Purchaser’s environmental consultant.  Following each such entry by Purchaser with respect to the Inspections, Purchaser shall promptly restore, or cause to be restored, the Property to its original condition as existed prior to any such Inspections.  Seller shall reasonably cooperate with Purchaser in its Inspections, but shall not be obligated to incur any liability or expense in connection therewith.

(d) Purchaser shall indemnify, hold harmless and defend Seller, Seller’s partners, and their respective officers, directors, shareholders, agents and employees (collectively, the “Indemnitees”) from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs) of whatsoever nature that may be incurred by the Indemnitees, or any of them, and arising out of or in connection with personal injury or death of persons, loss, destruction or damage to property whatsoever, or any liens or claims of lien filed against the Property, where any such personal injury, death, loss, destruction, damage, lien or claim of lien results in whole or in part from the acts or omissions of Purchaser.  In so defending the Indemnitees and each of them, Purchaser shall provide counsel that is reasonably acceptable to such Indemnitees.  This Section 3.1(d) shall survive the revocation, termination or consummation of this Agreement.

(e) Purchaser shall cause all persons and entities entering the Property at Purchaser’s request to maintain adequate and appropriate insurance to cover risks of the type described in Section 3.l(d) above, and before undertaking the Inspections, Purchaser will at Seller’s request deliver to Seller written evidence establishing to Seller’s reasonable satisfaction that such adequate and appropriate insurance is being maintained.  Before undertaking the Inspections, Purchaser shall name Seller or cause Seller to be named as an additional insured under the insurance policies to be maintained in accordance with this Section 3.1.

(f) Purchaser expressly agrees that the results of any Inspections (including without limitation the results of any environmental testing) obtained by Purchaser (or its contractors, subcontractors, consultants, representatives or agents) in the course of or in connection with any Inspections shall remain confidential to Purchaser.  Unless required by law, or if Seller so requests in writing, Purchaser (and its contractors, subcontractors, consultants, representatives and agents) shall not disclose any such results to Seller, to the Georgia Environmental Protection Division, or to any other third parties.  In the event of any inconsistency between this Section 3.1 and the provisions of that certain Access Agreement entered into by Seller and Purchaser with respect to the Property, the terms of this Section 3.1 shall govern.

3.2                                 Right of Termination.  Seller agrees that in the event Purchaser determines, in Purchaser’s sole discretion, that it does not wish to acquire the Property for any reason or no reason, then Purchaser shall have the right to terminate this Agreement by either (a) giving written notice of termination to Seller on or before 5:00 p.m. local time at the Property on

December 14, 2004 (the “Inspection Date”), or (b) failing to give written notice to Seller on or before the Inspection Date of Purchaser’s election to proceed with this transaction and waive its right to terminate pursuant to this Section 3.2, with Purchaser’s failure to provide any such notice deemed an election to terminate.  Upon any such termination or deemed termination of this Agreement pursuant to Purchaser’s rights under this Section 3.2, then this Agreement shall terminate, the Earnest Money shall be returned to Purchaser in accordance with Section 1.6 hereof, and Purchaser and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement.  If Purchaser gives timely written notice of its election to proceed and to waive its right to terminate pursuant to this Section 3.2 on or before the Inspection Date, then Purchaser shall no longer have the right to terminate this Agreement under this Section 3.2 and, subject to any contrary provisions, including Purchaser’s termination rights pursuant to Section 2.3 of this Agreement, Purchaser shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.  Time is of the essence with respect to the provisions of this Section 3.2. The period commencing on the Effective Date and ending on the Inspection Date is sometimes referred to herein as the “Inspection Period”.

Notwithstanding any provision of this Agreement to the contrary, Escrow Agent is hereby authorized and directed to release the Earnest Money to Purchaser immediately (without further authorization from Seller) upon receipt by Escrow Agent of Purchaser’s notice of termination of the Agreement in accordance with this Section 3.2 (with a copy of such notice to be delivered concurrently by Purchaser to Seller) on or prior to 5:00 p.m. local time at the Property on December 14, 2004.

ARTICLE 4

CLOSING

4.1                                 Time and Place.  The consummation of the transaction contemplated hereby (“Closing”) shall be held at the Chicago, Illinois office of Escrow Agent, at 2:00 p.m. local time at the Property) on December 31, 2004 (or such extended date as may be provided under other provisions of this Agreement).  At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3.  The Closing may be held at such other place or such earlier time and date as Seller and Purchaser shall mutually approve.  The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which Closing occurs) is sometimes referred to herein as the “Closing Date.”

4.2                                 Seller’s Obligations at Closing.  At Closing, Seller shall:

(a) deliver to Purchaser one or more duly executed limited warranty deeds (the “Deeds”) in recordable form, conveying the Real Property, subject to the Permitted Exceptions; the warranty of title in the Deeds will extend only to claims made by, through or under Seller and not otherwise;

(b) deliver to Purchaser one or more duly executed bills of sale conveying the Tangible Personal Property and Intangible Personal Property with special warranty of title but subject to the limitations set forth in Section 9.2;

(c) assign the Leases then in effect to Purchaser, and Purchaser shall assume, from and after the date of Closing, the landlord/lessor interest in and to the Leases, as amended or supplemented pursuant to this Agreement, by one or more duly executed assignment and assumption agreements pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims pertaining to the Leases arising from events occurring prior to Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims pertaining to the Leases arising from events occurring from and after the Closing, including without limitation, claims made by tenants with respect to tenants’ security deposits to the extent paid, credited or assigned to Purchaser that are identified in such assignment and assumption agreement or on a settlement statement executed by the parties in connection with Closing;

(d) assign to Purchaser, and Purchaser shall assume, from and after the date of Closing, Seller’s interest in the Designated Service Contracts (as defined in Section 5.7(b) hereof), as amended or supplemented pursuant to this Agreement, by one or more duly executed assignment and assumption agreements pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims pertaining to the Designated Service Contracts or the other Intangible Property arising from events occurring prior to Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims pertaining to the Designated Service Contracts or the other Intangible Property arising from events occurring from and after the Closing;

(e) join with Purchaser to execute a notice in form and content reasonably satisfactory to Purchaser and Seller, which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice.  Purchaser shall deliver to each and every tenant of the Property under a Lease thereof a signed statement acknowledging Purchaser’s receipt and responsibility for each tenant’s security deposit (to the extent delivered by Seller to Purchaser at Closing and identified pursuant to Section 4.2(c) at Closing), if any, all in compliance with and pursuant to the applicable law.  The provisions of this sub-section (e) shall survive Closing.

(f) deliver to Purchaser a certificate (“Seller’s Closing Certificate”), dated as of the date of Closing and duly executed by Seller, stating that the representations and warranties of Seller contained in Section 5.1 of this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications to reflect any changes therein or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change).  The inclusion of any change or exception in such certificate shall not prejudice Purchaser’s rights under this Agreement with respect to the subject matter of such change or exception.

(g) deliver to Purchaser such evidence as Purchaser’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(h) deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

(i) deliver to the Title Company one or more owner’s affidavits or ALTA statements, if required by the Title Company, duly executed by Seller or a representative of Seller, in form and content reasonably satisfactory to Seller and the Title Company;

(j) deliver to Purchaser, pursuant to Purchaser’s reasonable instructions, the Leases then in effect, the Designated Service Contracts and licenses and permits, if any, in the possession of Seller or Seller’s agents, including any originally executed Leases then in effect and Designated Service Contracts in Seller’s possession at the Property or otherwise in Seller’s reasonable control, together with such keys, leasing and property files and records which are used exclusively in connection with the continued operation, leasing and maintenance of the Property, but excluding any budget or market analysis;

(k) deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions;

(1) deliver such additional documents as shall be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement; provided, however, that in no event shall Seller be required to indemnify the Title Company, Purchaser, or any other party pursuant to any such documents, or undertake any other material liability not expressly contemplated in this Agreement, unless Seller elects to do so in its sole discretion;

(m) if the one or more of the legal descriptions attached hereto as Exhibit A differ from the legal descriptions of the Property drawn from the Surveys, Seller shall at Closing deliver (in addition to the Deeds) one or more quit claim deeds conveying each portion of the Property pursuant to the legal description drawn from the corresponding Survey, which legal descriptions shall be subject to Seller’s approval, which approval shall not be unreasonably withheld;

(n) deliver to Purchaser all tenant estoppels in Seller’s possession from tenants at the Property; and

(o) deliver to Escrow Agent such certificates or affidavits, if any, as are required under applicable provisions of Georgia law and regulation, to assure Escrow Agent that

Georgia sales tax withholding is not required.  If Seller fails to deliver such certificates or affidavits, and otherwise fails to provide Escrow Agent reasonably satisfactory assurance that withholding is not required, then Escrow Agent shall be entitled to withhold applicable Georgia sales taxes, if and to the extent required by applicable Georgia law and regulation.

4.3                                 Purchaser’s Obligations at Closing.  At Closing, Purchaser shall:

(a) deliver to Escrow Agent the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, prior to 2:00 p.m. (Atlanta, Georgia local time) on the Closing Date, in immediately available federal funds wire transferred to Escrow Agent’s Account pursuant to Section 1.5 above, it being agreed that at Closing, the Earnest Money shall be applied towards payment of the Purchase Price, and deliver to Escrow Agent instructions to immediately release the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, to Seller;

(b) join Seller in execution of the instruments described in Sections 4.2(b), 4.2(c), 4.2(d), and 4.2(e) above;

(c) deliver to Seller such evidence as Seller’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

(d) deliver such additional documents as shall be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement; provided, however, that in no event shall Purchaser be required to undertake any other material liability not expressly contemplated in this Agreement, unless Purchaser elects to do so in its sole discretion.

4.4                                 Credits and Prorations.

(a) All income and expenses in connection with the operation of the Property shall be apportioned as of 11:59 p.m., on the date prior to the Closing Date, as if Purchaser were vested with title to the Property during the entire Closing Date, such that, except as otherwise expressly provided to the contrary in this Agreement, Seller shall have the benefit of income and the burden of expenses for the day preceding the Closing Date and the Purchaser shall have the benefit of income and the burden of expenses for the Closing Date and thereafter. Items (l)-(5) below will be prorated at Closing utilizing the information known at that time.  A post-closing “true-up” shall take place within ninety (90) days of the Closing Date to adjust the prorations of said items (1), (3), (4) and (5), if necessary, and within a reasonable time to adjust the proration of said item (2), if necessary.  Such prorated items shall include, without limitation, the following:

(1) rents based on the amount collected for the current month (the term “rents” as used in this Agreement includes all payments due and payable by tenants under the Leases other than refundable deposits, application fees, late charges and termination payments (of which deposits shall be treated as set forth in Section 4.4(b)(l), but such other amounts shall be retained by Seller);

(2) ad valorem taxes (including personal property taxes on the Tangible Personal Property) and assessments levied against the Property, which shall be prorated as set forth in Section 4.4(b)(2) hereof;

(3) payments under the Designated Service Contracts.  To the extent any rebate, concession or commission payable to Seller under any Designated Service Contract has accrued before Closing but has not been paid to Seller, Seller shall receive a credit for such accrued amounts at Closing;

(4) to the extent the same have not been settled as of the Closing Date, (which Seller shall use reasonable efforts to so settle) gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

(5) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in comparable commercial transactions in the area in which the Property is located.

(b) Notwithstanding anything contained in the foregoing provisions:

(1) At Closing, (A) Seller shall, at Seller’s option, either deliver to Purchaser any unforfeited tenant deposits shown on the Rent Roll or credit to Purchaser the amount of such unforfeited deposits and any interest thereon, and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at either party’s option, Purchaser shall contract directly with the utility companies and Seller shall be entitled to receive and retain such refundable cash and deposits; provided that Purchaser and Seller will cooperate so that utility service to the Property is not interrupted.  For the purposes of this Section 4.4(b)(l) the term “unforfeited deposits” means any refundable deposits which are held by Seller and which Seller has not applied, and is not entitled to apply, against delinquent rents, property damage or otherwise.

(2) Any ad valorem taxes due and payable prior to Closing shall be fully paid and discharged at or prior to Closing.  Ad valorem taxes and assessments for the tax year in which the Closing occurs shall be prorated as of the Closing Date.  Notwithstanding the foregoing, if all taxes and assessments for the tax year in which the Closing occurs have not be paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relate to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent.  Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed.  To the extent that the actual taxes and assessments for the current tax year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing upon the availability of the final tax bills, but such adjustments must be made within ninety (90) days of written notice of the final tax bills by the party who last receives such written notice.

(3) Gas, electricity and other utility charges referred in Section 4.4(a)(4) above which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same, If Seller shall have paid any of such charges on behalf of any tenant, shall not have been reimbursed therefor by the time of Closing and is entitled to be reimbursed for any such payment pursuant to the relevant Lease, Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller.

(4) As to gas, electricity and other utility charges referred to in Section 4.4(a)(4) above, Seller shall use good faith to pay all of such items accrued to the Closing Date directly to the person or entity entitled thereto, and to the extent Seller’s efforts are effective and the utility company agrees to look solely to Seller for payment of such item accrued to the Closing Date, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item with respect to the period prior to Closing directly in such case shall survive the Closing.

(5) The Tangible Personal Property is included in this sale, without further charge, and Seller shall pay to the applicable taxing authority the amount of any sales tax or other taxes payable in connection with the Tangible Personal Property, if any, and Seller shall execute and deliver any tax returns required of it in connection therewith, said obligations of Seller to survive closing.

(6) If the Closing occurs hereunder, Purchaser shall assume and be responsible for, and shall indemnify Seller against any claims for, the payment of (A) all Tenant Inducement Costs (as hereinafter defined) and leasing commissions (other than leasing commissions payable to Seller) which become due and payable (whether before, on or after Closing) as a result of any renewals or expansion of existing leases and as a result of any new leases, approved or deemed approved in accordance with Section 5.4(b) hereof, and (B) all Tenant Inducement Costs which become due and payable after Closing.  If Seller shall have paid prior to Closing any Tenant Inducement Costs or leasing commissions described in this subsection 6(A) above, then Purchaser shall credit to Seller at Closing an amount equal to all such Tenant Inducement Costs or leasing commissions paid by Seller.  The term “Tenant Inducement Costs” shall mean payments required under a Lease to be paid by the landlord thereunder which is in the nature of a tenant improvement, including,  without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment, finish air conditioning system allowance, club membership and other allowances.

(7) Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing.  Seller and Purchaser agree that all rent received by Seller or Purchaser after the Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity.  Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents.

(8) For a period of two (2) years from and after the Closing Date, in the event that a tenant of any Project exercises any right that it might have under its lease to inspect or audit the common area maintenance expenses for any Project for any period prior to the Closing Date, Seller shall, at Purchaser’s expense, make available to Purchaser any books and records in the possession of Seller pertaining to any such audit, but in no event shall Seller be liable to Purchaser or any such tenant for any refund of common area costs or payment of costs and expenses as a result of any such inspection or audit.

(9) The provisions of this Section 4.4 shall survive Closing.

4.5                                 Closing Costs.  Seller shall pay (a) the fees of any counsel representing it in connection with this transaction, (b) one-half (1/2) of any escrow fee which may be charged by Escrow Agent or Title Company, (c) all applicable transfer taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, (d) the costs of curing all title objections for which Seller is responsible under this Agreement, (e) the costs of recording all mortgage cancellations and (f) any sales or similar taxes on the transfer of the Tangible Property, as more fully described in Section 4.4(b)(5).  Purchaser shall pay (t) the cost of the Survey, (u) the fees of any counsel representing Purchaser in connection with this transaction, (v) one-half (1/2) of any escrow fees charged by the Escrow Agent or Title Company, (w) the fees for recording the Deed, (x) the costs of the Title Commitments and premiums for the Title Policies and any lender’s policy, title insurance endorsements, or deletion of the “survey exception”, (y) the costs of any financing obtained by Purchaser and (z) the cost of Purchaser’s inspections of the Property.  All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

4.6                                 Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing (or such earlier time as otherwise required hereby) of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the material items required to be delivered to Purchaser by Seller or Seller’s agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

(b) On or prior to the date that is three (3) business days prior to the Closing Date, Seller shall have delivered to Purchaser a tenant estoppel from the Kroger located in each Project (collectively, “Kroger”) on a form of tenant estoppel acceptable to or regularly used by Kroger, in each case containing no information with respect to the status of the Kroger lease which is, in Purchaser’s reasonable judgment, materially adverse with respect to such lease, and (i) tenant estoppels from tenants leasing, in the aggregate, at least seventy percent (70%) of the space that is under lease in each Project but not leased to Kroger, which estoppel from such other tenants shall be (A) in substantially the same form as attached hereto as Exhibit G, or (B) in such other form as is approved by Purchaser, such approval not to be unreasonably withheld, or (C) if any such tenant is a nationally recognized retailer, in such form as is acceptable to or regularly used by such tenant, or (D) in such form as set forth in such tenant’s Lease, and containing no information with respect to the status of such lease which is, in Purchaser’s reasonable judgment, materially adverse with respect to such lease and (ii) certificates from Seller substantially in the form as attached hereto as Exhibit I attached hereto and by this reference incorporated herein (the “Seller Lease Estoppel Certificate”) for any tenant at the Property, excluding Kroger, that did not deliver an estoppel; provided, however, if Seller shall be deemed liable for any damages as a result of a Seller Lease Estoppel Certificate, such liability shall be subject to the limitations of Section 5.3 of this Agreement.  Additionally, Seller shall use good faith efforts to obtain from the declarant, if applicable, under each recorded association, declaration, reciprocal easement or like agreement that benefits or burdens each Project, an estoppel confirming that such agreement is in full force and effect, that no notice of default has been received thereunder and such other customary information as may be appropriate.

(c) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Purchaser).

(d) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

(e) All other conditions precedent to Purchaser’s obligation to consummate the transaction hereunder (if any) which are set forth in this Agreement shall have been satisfied on or before the date of Closing.

In the event any of the foregoing conditions has not been satisfied by the Closing Date (or three (3) business days prior to the Closing Date in the case of Section 4.6(b)), Purchaser shall have the right to terminate this Agreement by written notice given to Seller and Escrow Agent on the Closing Date (or three (3) business days prior to the Closing Date in the case of Section 4.6(b)), whereupon Escrow Agent shall immediately refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with Article 6.

4.7                                 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller by Purchaser or Purchaser’s agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(d) All other conditions precedent to Seller’s obligation to consummate the transaction hereunder (if any) which are set forth in this Agreement shall have been satisfied on or before the date of Closing.

In the event any of the foregoing conditions has not been satisfied by the Closing Date, Seller shall have the right to terminate this Agreement by written notice given to Purchaser on the Closing Date, whereupon Escrow Agent shall refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement; provided, however, if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with Article 6.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1                                 Representations and Warranties of Seller.  Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date.  Such representations and warranties are subject to (i) those matters, if any, disclosed in Seller’s disclosure statement attached hereto as Exhibit F and made a part hereof by this reference (“Seller’s Disclosure

Statement”), (ii) the Permitted Exceptions, and (iii) all other applicable provisions of this Agreement, including without limitation Article 9.  In addition, each individual representation and warranty is qualified to the extent of any applicable information or exception which is otherwise disclosed in another representation or warranty.

(a) Organization and Authority.  Seller has been duly organized and is validly existing and in good standing as a limited partnership under the laws of the State of Georgia.  Seller has the full right and authority to enter into this Agreement and to transfer the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein.  The person signing this Agreement on behalf of Seller is authorized to do so,  Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transactions described herein, will violate any provision of Seller’s organizational documents or of any agreements, regulations, or laws to or by which Seller is bound.  This Agreement has been duly authorized, executed and delivered by Seller, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms subject to  (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

(b) Consents.  Seller has obtained, or will obtain by Closing, all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Seller or the Property is bound.

(c) Pending Actions.  There is no action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment pending or, to Seller’s knowledge, threatened against Seller which pertains directly to the Property or the transaction contemplated by this Agreement (including, without limitation, matters in regard to the environmental condition of the Property).  In addition, there is no other action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment pending against Seller which, if adversely determined, would have a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” means, with respect to any fact or circumstance, that such fact or circumstance would individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof, on Seller’s ability to consummate the transaction contemplated herein, or on the value or operation of the Property.

(d) Leases.  Seller is the lessor or landlord under the Leases.  Except as set forth in the List of Leases, there are no other leases or occupancy agreements affecting the Property to which Seller is a party or of which Seller is aware. Notwithstanding anything to the contrary contained in this Agreement, Seller does not represent or warrant that any particular Lease will be in force or effect at Closing or that the tenants under the Leases will have performed their obligations thereunder.  The termination of any Lease prior to Closing by reason of the tenant’s default shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.  In the event that any tenant estoppel delivered to Purchaser with respect to any of the Leases contains any statement of fact, information or other matter which is inconsistent with any statement in this Agreement, such tenant estoppel shall control and Seller shall have no liability for any claim based upon a breach of representation or warranty regarding such statement of fact, information or other matter contained in such tenant estoppel.

(e) Taxes and Assessments.  True and complete copies of the most recent real estate tax bills for the Property have been or will be delivered to Purchaser.  Except for the Permitted Exceptions, Seller does not have any knowledge of any pending or threatened liens, special assessments, or impositions against the Property by any governmental or public authority.

(f) Condemnation.  Seller has not received from any governmental authority written notice of any pending condemnation proceedings relating to the Property, nor to Seller’s knowledge, are any such proceedings threatened.

(g) Insurance.  To Seller’s knowledge, Seller has not received prior to the Effective Date any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property, that have not been cured or repaired.

(h) Financial Status.  Seller is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Seller filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Seller, nor is any such proceeding to Seller’s knowledge threatened or contemplated.  The sale of the Property will not render Seller insolvent.

(i) Service Contracts.  To Seller’s knowledge, there are no management, service, supply, equipment rental and similar agreements affecting the Property other than those set forth in Exhibit C. Those service contracts which have been or will be delivered by Seller to Purchaser are true, correct and complete in all material respects and include any material amendments or modifications thereto.

(j) Employees.  Seller has no employees which Purchaser shall be obligated to employ following the Closing.

(k) Agreements.  To Seller’s knowledge, there exist no off-record development, cost-sharing, recapture or like agreements burdening the Property that will survive the Closing of the transactions described by this Agreement.

5.2                                 Knowledge Defined.  References to the “knowledge” of Seller shall refer only to the actual knowledge, without investigation or inquiry, on the Effective Date of the Knowledge Parties (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any other officer, agent, manager, representative, employee property manager or broker of Seller or any affiliate of Seller, or to impose upon such Knowledge Parties any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.  As used herein, the term “Knowledge Parties” shall refer to Robert Cancelliere (who is the President of Seller) and Bill Worthington (who is the property manager).

5.3                                 Survival of Seller’s Representations and Warranties.  The representations and warranties of Seller set forth in Section 5.1, as updated by Seller’s Closing Certificate, shall survive Closing for a period of one hundred eighty (180) days after Closing.  No claim for a breach of any representation or warranty of Seller, nor any liability under a Seller Lease Estoppel Certificate, shall be actionable or payable (a) if the breach in question, or condition addressed in the Seller Lease Estoppel Certificate, results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches and liability collectively aggregate Twenty-Five Thousand Dollars ($25,000.00) or more, in which event the full amount of such valid claims shall be actionable, up to but not exceeding the amount of the Cap (as defined below), and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one hundred eighty (180) day period (or such shorter period as set forth in a Seller Lease Estoppel Certificate with respect thereto) and an action shall have been commenced by Purchaser against Seller within two hundred seventy (270) days after Closing. Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from any insurance policy, service contract or Lease.  As used herein, the term “Cap” shall mean One Million Dollars ($1,000,000.00).  In no event shall Seller’s aggregate liability to Purchaser (i) for any and all breaches of any representation or warranty of Seller in this Agreement or Seller’s Closing Certificate and (ii) pursuant to Seller Lease Estoppel Certificates, exceed, in the aggregate, the amount of the Cap, and Purchaser hereby waives and disclaims any right to damages or compensation for any and all such breaches in excess of the Cap unless Seller shall have committed fraud in which event the Cap shall not be applicable to such claims of fraud.

5.4                                 Covenants of Seller.  Seller hereby covenants with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement, as follows:

(a) Operation of Property.  Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof.

(b) Execution of New Leases and Renewals.  Seller shall use reasonable efforts to negotiate leases or Lease renewals for unrented space in the Improvements and shall maintain a marketing program for vacant space in the Improvements consistent with Seller’s current practices at the Property.  Any new leases or renewals or amendments to existing leases concerning the Improvements entered into by Seller (x) after the Effective Date until the Inspection Date or earlier termination of this Agreement must be approved in writing by Purchaser in its reasonable discretion, and (y) after the Inspection Date until the Closing or earlier termination of this Agreement must be approved in writing by

Purchaser in Purchaser’s sole discretion; provided, however, if Purchaser does not respond in writing to Seller’s written request for Purchaser’s approval of the terms of any proposed lease or renewal within five (5) business days of Purchaser’s receipt of such request, Purchaser shall be deemed to have approved such proposed lease or renewal.  Each such new lease or renewal entered into by Seller shall constitute a “Lease” for purposes of this Agreement.

(c) Maintenance of Insurance.  Seller shall keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by the Seller’s insurance that is currently in force (of which Seller shall provide reasonable evidence within ten (10) days after the Effective Date), provided that Seller may make adjustments in Seller’s insurance coverage for the Property which are consistent with Seller’s general insurance program for other properties owned or managed by Seller or its affiliates or property manager as in effect from time to time.

(d) Enforcement of Existing Leases.  Seller shall make commercially reasonable efforts to perform the landlord’s material obligations to the tenants under the Leases and to enforce the material obligations of the tenants under the Leases, in each case in accordance with the current management standards of Seller for the Property.

(e) Provide Copies of Notices.  Seller shall furnish Purchaser with a copy of all written notices received by Seller from (i) any governmental authority of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property, or (ii) any tenant asserting any default under any of the Leases, within five (5) business days following Seller’s receipt thereof, but, if received by such date, in no event later than two (2) business days prior to the Closing Date.

(f) Removal and Replacement of Tangible Personal Property.  Seller shall not remove any Tangible Personal Property except as may be required for necessary repair or replacement (which repair and replacement shall be of equal quality and quantity as existed as of the time of the removal), or otherwise in accordance with current inventory and management standards of Seller for the Property.

(g) Execution of New Contracts.  Seller shall not, without Purchaser’s prior written consent in each instance (which consent shall not be unreasonably withheld or delayed during the Inspection Period but which thereafter may be withheld in Purchaser’s sole discretion), materially amend or terminate any of the Designated Service Contracts (as defined in Section 5.7(b)), or enter into any contract or agreement that will be an obligation affecting any portion of the Property or binding on Purchaser after the Closing, except that Seller may enter into, amend or enforce (including enforcement by termination) service contracts in the ordinary course of business as reasonably necessary for the continued operation and maintenance of the Property, provided any new service contracts are terminable without cause or penalty on thirty (30) days notice.

(h) Maintenance of Permits.  Seller shall make commercially reasonable efforts to maintain in existence all licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature.

5.5                                 Representations and Warranties of Purchaser.  Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date:

(a) Organization and Authority.  Purchaser has been duly organized and is validly existing as a corporation under the laws of the State of Illinois.  Purchaser has the full right and authority to enter into this Agreement and to purchase the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein.  The person signing this Agreement on behalf of Purchaser is authorized to do so.  Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions described herein, will violate any provision of Purchaser’s organizational documents or of any agreements, regulations, or laws to or by which Purchaser is bound.  This Agreement has been duly authorized, executed and delivered by Purchaser, is a valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

(b) Consents.  Purchaser has obtained all consents and permissions (if any) related to the execution of this Agreement and, prior to the expiration of the Inspection Period, Purchaser shall have obtained all further consents and permissions (if any), required to consummate transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Purchaser is bound.

(c) Pending Actions.  There is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or, to Purchaser’s knowledge, threatened against Purchaser or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated herein.

(d) Financial Status.  Purchaser has adequate financial resources to purchase the Property.  Purchaser is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Purchaser filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Purchaser, nor is any such proceeding to Purchaser’s knowledge threatened or contemplated.  The purchase of the Property will not render Purchaser insolvent.

5.6                                 Survival of Purchaser’s Representations and Warranties.  The representations and warranties of Purchaser set forth in Section 5.5 shall survive Closing for a period of one hundred eighty (180) days after Closing.

5.7                                 Covenants of Purchaser.

(a) Purchaser hereby covenants with Seller that Purchaser shall, upon Seller’s request, furnish to Seller copies of any reports received by Purchaser in connection with any inspection of the Property for the presence of hazardous materials, including asbestos, asbestos-containing materials, petroleum, petroleum-based substances, dry cleaning solvents and any other substances regulated by federal, state or local environmental laws or regulations (“Hazardous Materials”).  Purchaser hereby assumes full responsibility for such inspections and irrevocably waives any claim against Seller arising from the presence of Hazardous Materials on the Property.  Purchaser shall also, upon Seller’s request, furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser’s behalf, if any.

(b) “Designated Service Contracts” means (i) those certain service contracts which are assignable in accordance with their terms that Purchaser identifies by written notice delivered to Seller on or before the Inspection Date as the service contracts Purchaser elects Seller to assign at Closing, (ii) those assignable service contracts regarding which Purchaser has failed to deliver such written notice on or before the Inspection Date, and (iii) those service contracts (the “Must Take Service Contracts”) which are assignable in accordance with their terms and which may not be terminated without cause or penalty, with thirty (30) days (or less) written notice; provided, however, in no event shall any property management agreement for any Project be deemed a Designated Service Contract.  Purchaser hereby covenants with Seller that on or before the Inspection Date, Purchaser shall deliver written notice to Seller instructing which of the assignable service contracts Purchaser desires for Seller to assign to Purchaser and which it does not.  If Purchaser fails to timely deliver such notice, Purchaser shall be deemed to have chosen to have all assignable service contracts (other than any existing property management agreements) assigned to Purchaser, and all such service contracts shall be deemed part of the “Designated Service Contracts.” At Closing or as promptly as practicable thereafter, Seller will cause the service contracts which Purchaser has elected not to have assigned to Purchaser (other than the Must Take Service Contracts), by operation of the aforesaid notice on or before the Inspection Date, to be terminated at Seller’s expense, such termination to be effective within the time period provided for in the applicable service contract or, if no such time period is provided, as promptly as practicable after the Closing Date.  The provisions of this Section 5.7(b) shall survive Closing.

ARTICLE 6

DEFAULT

6.1                                 Default by Purchaser.  If the sale of the Property as contemplated hereunder is not consummated due to Purchaser’s default hereunder, then Seller shall be entitled, as its sole and exclusive remedy for such default, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement and not as a penalty, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof, Seller hereby expressly waiving and relinquishing any and all other remedies at law or in equity.  Seller’s right to receive the Earnest Money is intended not as a penalty, but as full liquidated damages.  The right to receive the Earnest Money as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Earnest Money.  Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.  This Section 6.1 is subject to Section 6.4 hereof.

6.2                                 Default by Seller.  If the sale of the Property as contemplated hereunder is not consummated due to Seller’s default hereunder, then Purchaser shall be entitled, as its sole remedy for such default, either (a) to receive, upon notice to Escrow Agent and Seller, an immediate return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to convey the Property to Purchaser pursuant to this Agreement.  Notwithstanding the foregoing, it is understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder.  Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder.  In no event shall Seller be liable for consequential, speculative, remote or punitive damages, or for actual damages in excess of the amount set forth above.  Purchaser hereby waives any right to seek or collect any such consequential, speculative, remote or punitive damages, or any actual damages in excess of the amount set forth above.  Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.

6.3                                 Notice of Default; Opportunity to Cure.  Neither Seller nor Purchaser shall be deemed to be in default hereunder until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within five (5) business days after receipt of such notice; provided, however, that this Section 6.3 (i) shall not be applicable to Purchaser’s failure to deliver the Earnest Money or any portion thereof on the date required hereunder or to a party’s failure to make any deliveries required of such party on the

Closing Date and, accordingly, (ii) shall not have the effect of extending the Closing Date or the due date of the Earnest Money deposit hereunder.

6.4                                 Recoverable Damages.  Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit the damages recoverable by either party against the other party due to the other party’s express obligation to indemnify such party as expressly provided in this Agreement.

ARTICLE 7

RISK OF LOSS

7.1                                 Minor Damage.  In the event of loss or damage to one or more of the Projects or any portions thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question.  In the event that Seller elects to perform repairs upon the Project(s), Seller shall use reasonable efforts to complete such repairs promptly.  If Seller does not complete such repairs prior to Closing, Seller shall assign its casualty claim to Purchaser.  If Seller assigns its casualty claim to Purchaser, Purchaser shall receive a credit against the Purchase Price equal to the deductible amount under Seller’s insurance policy.  Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2                                 Major Damage.  In the event of a “major” loss or damage, Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent, in which event the Earnest Money shall be returned to Purchaser in accordance with Section 1.6.  If Purchaser does not elect to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question.  In the event that Seller elects to perform repairs upon the Project(s), Seller shall use reasonable efforts to complete such repairs promptly.  If Seller does not complete such repairs prior to Closing, Seller shall assign its casualty claim to Purchaser.  If Seller assigns its casualty claim to Purchaser, Purchaser shall receive a credit against the Purchase Price equal to the deductible amount under Seller’s insurance policy.  Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3                                 Definition of “Major” Loss or Damage.  For purposes of Sections 7.1 and 7.2, “major” loss or damage refers to the following; (i) casualty loss or damage to one or more of the Projects or any portions thereof such that the cost of repairing or restoring the premises in question to a condition substantially similar to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Five Hundred Thousand Dollars ($500,000.00) in the aggregate and/or (ii) any loss due to a condemnation which would (a) permanently and materially impair the current use of one or more of the Projects, (b) permit any tenant at the applicable Project(s) to terminate its Lease, (c) take any point of ingress and/or egress to and/or from the applicable Project(s) or (d) result in the reduction of the parking ratio at the applicable Project(s) below the ratio required by (I) any Lease, (II) any easement agreement then in effect and/or (III) the local municipality or municipalities having jurisdiction over the applicable Projects).  In the case of subsection (i) above, if Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE 8

COMMISSIONS

8.1                                 Broker’s Commission.  The parties acknowledge that Broker has been retained by and represents Seller as broker in connection with the sale of the Property by Seller to Purchaser, and is to be compensated for its services by Seller.  Seller agrees that Seller shall pay to Broker upon, but only upon, final consummation of the transaction contemplated herein, a real estate brokerage commission pursuant to a separate written agreement between Seller and Broker.  Broker has executed this Agreement for the purpose of acknowledging and agreeing that no real estate commission shall be earned by it or due it if the transaction contemplated herein does not close as a result of Seller’s default, Purchaser’s default or otherwise.  At Closing, Broker shall execute and deliver to Seller and Purchaser a release of any lien or claim of lien of Broker with respect to the Property and shall execute and deliver to Purchaser and Seller a general release of any claims arising out of the transaction contemplated in this Agreement.

8.2                                 Representation and Indemnity.  Purchaser and Seller each hereby represents and warrants to the other that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman (other than Broker) so as to create any legal right or claim in any such broker, agent or salesman (other than Broker) for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser.  Except as provided in Section 8.1 with respect to Broker, Purchaser and Seller hereby indemnify each other against, and agree to hold each other harmless from, any liability or claim (and all expenses, including reasonable attorneys’ fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings with the indemnitor and relating to this Agreement or the purchase and sale of the Property.  Broker hereby represents and warrants to Seller and Purchaser that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman so as to create any legal right or claim in any such broker, agent or salesman for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser.  Further, Broker hereby indemnifies Purchaser and Seller against, and agrees to hold Purchaser and Seller harmless from, any liability or claim (and all expenses, including attorneys’ fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings with such Broker and relating to this Agreement or the purchase and sale of the Property.

8.3                                 Execution by Broker.  Broker has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this Article 8.  Broker’s consent to any modification or amendment of any provision of this Agreement other than this Article 8 shall not be required.

8.4                                 Survival.  This Article 8 shall survive the rescission, cancellation, termination or consummation of this Agreement.

ARTICLE 9

DISCLAIMERS AND WAIVERS

9.1                                 No Reliance on Documents.  Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby.  Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein.  Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

9.2                                 Disclaimers.  Except as expressly set forth in this Agreement, it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Property, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than Seller’s special warranty of title to be set forth in the Deeds), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Property with governmental laws, the truth, accuracy or completeness of the Property documents or any other information provided by or on behalf of Seller to Purchaser, or any other matter or thing regarding the Property.  Purchaser acknowledges and agrees that upon closing Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “as is, where is, with all faults”, except to the extent expressly provided otherwise in this Agreement.  Purchaser has not relied and will not rely on, and Seller is not liable for or bound by, any expressed or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, property information packages distributed with respect to the Property) made or furnished by Seller, the manager of the Property, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, unless specifically set forth in this Agreement.

Without limiting the above, Purchaser, for itself and its affiliates, shareholders, successors, successors-in-title, transferees and assigns hereby releases, remises, forever discharges and covenants not to sue Seller and its partners (both general and limited, past, present, and future) and affiliated corporations and their successors, and assigns, of and from any and all claims, losses, damages, demands, actions, suits, proceedings, causes of action, injunctive or other equitable relief, costs, expenses, fines, or penalties of any kind or nature whatsoever which Purchaser now has, ever had, or may in the future have, whether known or unknown, suspected or unsuspected, which arise from or pertain in any way to Hazardous Materials or which arise under or otherwise pertain to any Environmental Law.  Purchaser agrees that should any investigation, cleanup, remediation or removal of Hazardous Substances or other environmental conditions on or related to the Property be required after the date of Closing, Seller shall have no liability to Purchaser to perform or pay for such investigation, clean-up, removal or remediation.  This release, covenant not to sue and acknowledgment of no liability shall survive the Closing or any termination of this Agreement.  The foregoing shall not be interpreted to waive any claim of Purchaser with respect to any breach by Seller of any express representations and warranties made by Seller in Section 5.1 that expressly survive closing pursuant to Section 5.3.

Purchaser represents to Seller that Purchaser has conducted, or will conduct prior to Closing, such investigations of the Property, including but not limited to, the physical and environmental conditions thereof, as Purchaser deems necessary to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any Hazardous Materials or toxic substances on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement.  Upon Closing, Purchaser shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Purchaser’s investigations, and Purchaser, upon closing, shall be deemed to have waived, relinquished and released Seller (and Seller’s and its partners’ respective officers, directors, shareholders, employees and agents) from and against any and all claims, demands, causes of action (including causes of action in tort or under any Environmental Law), losses, damages, liabilities (whether based on strict liability or otherwise), losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against Seller (and Seller’s and its partners’ respective officers, directors, shareholders, employees and agents) at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters regarding the Property.  The foregoing shall not be interpreted to waive any claim of Purchaser with respect to any breach by Seller of any express representations and warranties made by Seller in Section 5.1 that expressly survive closing pursuant to Section 5.3.

Purchaser agrees that should any investigation, cleanup, remediation or removal of Hazardous Substances or other environmental conditions on or related to the Property be required after the date of Closing, Seller shall have no liability to Purchaser to perform or pay for such investigation, clean-up, removal or remediation.  The foregoing shall not be interpreted to waive any claim of Purchaser with respect to any breach by Seller of any express representations and warranties made by Seller in Section 5.1 that expressly survive closing pursuant to Section 5.3.

9.3                                 Effect and Survival of Disclaimers.  Seller and Purchaser acknowledge that the provisions of this Article 9 are an integral part of this transaction and a material inducement to Seller to enter into this Agreement and that Seller would not enter into this Agreement but for the provisions of this Article 9.  Seller and Purchaser agree that the provisions of this Article 9 shall survive Closing or any termination of this Agreement.

ARTICLE 10

ESCROW AGENT

10.1                           Investment of Earnest Money.  Escrow Agent shall invest the Earnest Money pursuant to Purchaser’s reasonable directions.  Escrow Agent shall promptly advise Seller and Purchaser of the investment of the Earnest Money.  Escrow Agent shall invest the Earnest Money only in such accounts as will allow Escrow Agent to disburse the Earnest Money upon one (l) day’s notice.

10.2                           Payment at Closing.  If the Closing takes place under this Agreement, Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller and Purchaser at Closing.

10.3                           Payment on Demand.  Subject to the terms of Section 3.2 hereof, after December 14, 2004, upon receipt of any written certification from Seller or Purchaser claiming the Earnest Money pursuant to the provisions of this Agreement, Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Purchaser or Seller, whichever did not claim the Earnest Money pursuant to such notice) and, unless such other party within ten (10) days thereafter notifies Escrow Agent of any objection to such requested disbursement of the Earnest Money, Escrow Agent shall disburse the Earnest Money to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder.

10.4                           Exculpation of Escrow Agent.  It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for its willful misconduct or negligence, so long as Escrow

Agent is acting in good faith.  Seller and Purchaser do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from, any costs, liabilities, and expenses incurred by Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder.

10.5                           Stakeholder.  Escrow Agent is acting as a stakeholder only with respect to the Earnest Money.  If there is any dispute as to whether Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Earnest Money, or, in the absence of such written authorization, until final determination of the rights of the parties in an appropriate judicial proceeding.  If such written authorization is not given, or a proceeding for such determination is not begun, within ten (10) days of notice to Escrow Agent of such dispute, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination.  Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Earnest Money.  Upon making delivery of the Earnest Money in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder.

10.6                           Interest.  All interest and other income earned on the Earnest Money deposited with Escrow Agent hereunder shall be reported for income tax purposes as earnings of Purchaser.  Purchaser’s taxpayer identification number is 36-3614035.

10.7                           Execution by Escrow Agent.  Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this Article 10 and Section 3.2.  Escrow Agent’s consent to any modification or amendment of this Agreement shall not be required except in the case of this Article 10, Section 3.2 and any modification which affects Purchaser’s right to receive a return of the Earnest Money.

10.8                           Conflict.  In the event of a conflict between this Article 10 and Section 3.2 of this Agreement, the terms of Section 3.2 shall control.

ARTICLE 11

MISCELLANEOUS

11.1                           Confidentiality.  Purchaser and its representatives shall hold in strictest confidence all data and information obtained by Purchaser with respect to the Property, except where disclosure is required by law or Purchaser’s SEC reporting requirements.  This Section 11.1 and the other confidentiality (and indemnity) provisions of this Agreement, including, without limitation, Section 3.1(f) hereof, shall survive any termination of this Agreement.

11.2                           Public Disclosure.   Subject to the terms of Section 11.1 hereof, prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller.

11.3                           Assignment.  Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion.  Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser without Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, shall constitute a default by Purchaser under this Agreement; provided, however, Purchaser may assign this Agreement at Closing to a Permitted Affiliate without Seller’s consent.  For purposes hereof, the term “Permitted Affiliate” means an entity that controls, is controlled by, or is under common control with Purchaser and is solvent at the time of assignment and at the time of Closing, is not rendered insolvent by such assignment, and has sufficient assets to consummate the transaction contemplated herein.  No transfer or assignment by Purchaser shall release or relieve Purchaser of its obligations hereunder.  If Purchaser assigns its rights under this Agreement in accordance with this Section 11.3, Purchaser shall deliver to Seller, at Closing, written evidence of such assignment which includes an acknowledgement by assignor and assignee that Seller is entitled to rely upon or is an intended third party beneficiary of such assignment.

11.4                           Notices.  Any notice, request or other communication (a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as United Parcel Service or Federal Express) or via facsimile and addressed to each party at its address or facsimile number as set forth below.  Any such notice shall be considered given on the date of such hand or courier delivery, deposit with such overnight courier for next business day delivery, or sending via facsimile transmission, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of receipt of hand or overnight courier delivery or on the date of receipt via facsimile transmission as provided above (provided, however, that any facsimile transmission received after 5:00 p.m. local time at the Property shall be deemed received the following business day). Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice.  By giving at least five (5) days’ prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder.  Any notice of any party may be given by such party’s counsel.

The parties’ respective addresses for notice purposes are as follows.  Telephone numbers are given for convenience of reference only, and notice by telephone (other than via facsimile as provided above) shall not be effective.

If to Seller:	FFI American Market Fund, L.P.
c/o FFI Real Estate USA, LLC
4360 Chamblee Dunwoody Road
Suite 520
Atlanta, Georgia 30341
Attention: Robert Cancelliere
Telephone No. 770-457-2600
Facsimile No. 770-457-3373

with a copy to:	King & Spalding LLP
191 Peachtree Street, N.E.
Atlanta, Georgia 30303-1763
Attention: David G. Williams, Esq.
Telephone No. 404-572-4619
Facsimile No. 404-572-5148

If to Purchaser:	Inland Real Estate Acquisitions, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: G. Joseph Cosenza, President
Telephone No. 630-218-8000
Facsimile No. 630-218-4935

with a copy to:	The Inland Real Estate Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Robert Baum, General Counsel
Telephone No. 630-218-8000
Facsimile No. 630-218-4900 and 630-571-2360

If to Escrow Agent:	Chicago Title & Trust Company
171 North Clark Street
Chicago, Illinois 60601
Attention: Nancy Castro
Telephone No. 312-223-2709
Facsimile No. 312-223-2108

If to Broker:	Maxwell Properties Inc.
6017 Sandy Springs Circle
Atlanta, Georgia 30328
Attention: Bill Worthington
Telephone No. 404-255-3001
Facsimile No. 404-255-3382

11.5                           Modifications.  This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

11.6                           Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday.  The final day of any such period shall be deemed to end at 5:00 p.m., Atlanta, Georgia time.

11.7                           Successors and Assigns.  Subject to Section 11.3 hereof, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

11.8                           Entire Agreement.  This Agreement, including the Exhibits, contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

11.9                           Further Assurances.  Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement.  Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. Upon a request therefor and after having an opportunity to review and verify the Historical Summary of Gross Income and Direct Operating Expenses referenced therein, Seller agrees that it shall deliver to Purchaser’s auditor, KPMG LLP, a letter in the form attached hereto as Exhibit D. The provisions of this Section 11.9 shall survive Closing.

11.10                     Counterparts.  This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement.  It shall be necessary to account for only one such counterpart in proving this Agreement.

11.11                     Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

11.12                     Applicable Law.  This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state in which the Property is located. If either Seller or Purchaser institutes a legal action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and court costs incurred in connection therewith. Purchaser and Seller agree that the provisions of this Section 11.12 shall survive the Closing of the transaction contemplated by this Agreement.

11.13                     No Third Party Beneficiary.  The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

11.14                     Employees.  Prior to the Inspection Date, Purchaser agrees not to offer employment to or solicit the employment of any employees of Seller who are employed at the Property, if any.

11.15                     Seller’s Access to Records after Closing.  Purchaser shall cooperate with Seller for a period of three (3) years after Closing in case of Seller’s need in response to any legal requirement, tax audit, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identity the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records which predate the Closing, provided, however, that nothing contained in this Section shall require Purchaser to retain any files or records for any particular period of time.  This Section 11.15 shall survive Closing.

11.16                     Exhibits and Schedules.  The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Exhibit A	-	Legal Description of the Land
Exhibit A-l	-	List of Projects
Exhibit B	-	List of Leases
Exhibit C	-	Service Contracts
Exhibit D	-	Form of Audit Letter
Exhibit E	-	[Reserved]

Exhibit F	-	Seller’s Disclosure Schedule
Exhibit G	-	Form of Tenant Estoppel
Exhibit H	-	Due Diligence Materials
Exhibit I	-	Seller Lease Estoppel Certificate

11.17                     Captions.  The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

11.18                     Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.19                     Termination of Agreement.  It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

11.20                     Survival.  Those provisions of this Agreement that by their terms expressly survive the Closing shall survive Closing and shall not be merged into the execution and delivery of the Deeds and other documents to be executed and delivered by Seller at Closing (the “Obligations Surviving Closing”).  Except for the Obligations Surviving Closing, all representations, warranties, covenants and agreements contained in this Agreement shall be merged into the instruments and documents executed and delivered at Closing.

11.21                     Time of Essence.  Time is of the essence with respect to this Agreement.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

FFI AMERICAN MARKET FUND, L.P., a Georgia limited partnership

By:	FFI REAL ESTATE USA, LLC, a Georgia limited liability company, its general partner

	By:	/s/ Robert [ILLEGIBLE]
	Name:	Robert [ILLEGIBLE]
	Title:	President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

PURCHASER:

INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Escrow Agent and Broker have executed this Agreement for the limited purposes set forth herein.

ESCROW AGENT:

CHICAGO TITLE & TRUST COMPANY, a Missouri corporation

By:	/s/ Nancy R. Castro
Name:	NANCY R. CASTRO
Title:	AVP

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

BROKER:

MAXWELL PROPERTIES INC., a Georgia licensed real estate broker

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	Vice President